Exhibit 10.2

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made and entered into as of October 28, 2019, by and between: Chardan Healthcare Acquisition Corp., a Delaware corporation (“Parent”), Shareholder Representative Services LLC, a Colorado limited liability company, (the “Stockholder Representative”), solely in its capacity as representative of the stockholders of the Company, and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”).

WHEREAS, the Purchaser, CHAC Merger Sub Ltd., a wholly-owned subsidiary of Parent (“Merger Sub”), Biomx Ltd. (the “Company”), the stockholders of the Company, and the Stockholder Representative entered into a Merger Agreement, dated July 16, 2019, as amended and restated on October 11, 2019 (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company and the conversion of shares of Company Common Stock (excluding any shares held in the treasury of the Company) into the right to receive the Applicable Per Share Merger Consideration in accordance with the terms set forth in the Merger Agreement; and

WHEREAS, pursuant to Section 11.3 of the Merger Agreement, the Purchaser is required to deposit shares of Purchaser Common Stock, par value $0.0001 per share (the “Escrow Shares”), which Escrow Shares would otherwise be issuable to the Escrow Participants (as defined in the Merger Agreement), with the Escrow Agent on the date hereof in connection with the indemnification obligations of the Escrow Participants as contemplated by the Merger Agreement; and

WHEREAS, the Parent and Company have waived the requirement pursuant to Section 4.1(c) of the Merger Agreement to deposit the number of shares of Purchaser Common Stock issuable upon conversion of each Ordinary Warrant and Preferred A-1 Warrant held by an Escrow Participant and assumed by Purchaser as of the Effective Time (each such capitalized term as defined in the Merger Agreement).

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

I. Appointment; Defined Terms.

(a) The Parent and the Stockholder Representative hereby appoint the Escrow Agent as its escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

(b) All capitalized terms with respect to the Escrow Agent shall be defined herein. The Escrow Agent shall act only in accordance with the terms and conditions contained in this Agreement and shall have no duties or obligations with respect to the Underlying Agreement.

2. Escrow Shares.

(a) The Parent agrees to deposit with the Escrow Agent 1,506,906 Escrow Shares on the date hereof. The Escrow Agent shall hold the Escrow Shares as a book-entry position registered in the name of the stockholders of the Company as indicated on Exhibit A.

(b) Escrow Shares.

(i) With respect to any matter for which the Escrow Shares are permitted to vote, the Escrow Agent shall vote, or cause to be voted, the Escrow Shares in the manner directed by the Stockholder Representative. In the absence of an instruction from the Stockholder Representative, the Escrow Agent shall not vote any of the shares comprising the Escrow Shares.

(ii) Any dividends paid with respect to the Escrow Shares shall be deemed part of the Escrow Shares and be delivered to the Escrow Agent to be held in a bank account and be deposited in one or more interest-bearing accounts to be maintained by the Escrow Agent in the name of the Escrow Agent.

(iii) In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of the common stock of Parent other than a regular cash dividend, the Escrow Shares under Section 2(a) above shall be appropriately adjusted on a pro rata basis and consistent with the terms of any applicable Agreements.

3. Disposition and Termination.

(a) In the event that the Escrow Agent receives an instruction letter signed by the Purchaser and the Stockholder Representative, the Escrow Agent shall promptly distribute all or any portion of the Escrow Shares as directed by such instruction letter.

4. Escrow Agent.

(a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between Purchaser and any other person or entity, in connection herewith, if any, including without limitation the Underlying Agreement or nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement , those of the Merger Agreement, any schedule or exhibit attached to this Agreement, or any other agreement between Purchaser and any other person or entity, the terms and conditions of this Agreement shall control. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the applicable person without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Shares, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 10 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 10. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Shares nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing which eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction.

5. Succession.

(a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days’ advance notice in writing of such resignation to the other parties hereto specifying a date when such resignation shall take effect, provided that such resignation shall not take effect until a successor escrow agent has been appointed in accordance with this Section 5. If the parties hereto have jointly failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Shares and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 7 below. In accordance with Section 7 below, the Escrow Agent shall have the right to withhold, as security, an amount of shares equal to any dollar amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of this Agreement.

(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

6. Compensation and Reimbursement. The Escrow Agent shall be entitled to compensation for its services under this Agreement as Escrow Agent and for reimbursement for its reasonable out-of-pocket costs and expenses, in the amounts and payable as set forth on Schedule 2. All amounts owing under the foregoing sentence shall be paid by Purchaser. The Escrow Agent shall also be entitled to payment of any amounts to which the Escrow Agent is entitled under the indemnification provisions contained herein as set forth in Section 7; provided, however, that such compensation, expenses, disbursements and advances shall not be paid from the Escrow Shares. The obligations of Purchaser set forth in this Section 6 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

7. Indemnity.

a) The Escrow Agent shall be indemnified and held harmless by Purchaser from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in the any state or federal court located in New York County, State of New York.

b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, tem1ination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

c) The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

d) This Section 7 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

8. Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, parties hereto acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm identity, including without limitation name, address and organizational documents (“identifying information”). The parties hereto agree to provide the Escrow Agent with information and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b) The underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

9. Notices. All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if (i) served by personal delivery upon the party for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested, or by Federal Express or similar overnight courier, or (iii) sent by facsimile or email, provided that the receipt of such facsimile or email is promptly confirmed, by telephone, electronically or otherwise, to the party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

If to Purchaser:

If to the Stockholder Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, Colorado 80202

Attention: Managing Director

Facsimile No.: (303)623-0294

Email: deals@srsacquiom.com

If to the Escrow Agent:

Continental Stock Transfer and Trust

One State Street - 30th Floor

New York, New York 10004

Facsimile No: (212) 616-7615

Attention:

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

10. Security Procedures. Notwithstanding anything to the contrary as set forth in Section 9, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution, including but not limited to any transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 3 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) and no instruction for or related to the transfer or distribution of the Escrow Shares, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address provided to Purchaser and the Stockholder Representative by the Escrow Agent in accordance with Section 9 and as further evidenced by a confirmed transmittal to that number.

(a) In the event transfer instructions are so received by the Escrow Agent by facsimile or other electronic transmission (including e-mail), the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent.

(b) Assuming compliance with the provisions of this Agreement, Purchaser acknowledges that the Escrow Agent is authorized to deliver the Escrow Shares to the custodian account or recipient designated by Purchaser and the Stockholder Representative in writing.

11. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a com1, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by opinion of legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent reasonably obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

12. .. Miscellaneous. Except for changes to transfer instructions as provided in Section 10, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the other parties hereto. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any other party hereto without the prior consent of all the other parties hereto. This Agreement shall be governed by and construed under the laws of the State of New York. Each of the parties hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of New York or United States federal court, in each case, sitting in New York County, New York. To the extent that in any jurisdiction any party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such party shall not claim, and it hereby irrevocably waives, such immunity. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or other electronic transmission (including e-mail), and such facsimile or other electronic transmission (including e-mail) will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The parties represent, warrant and covenant that each document, notice, instruction or request provided by such party to the other party shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the other parties hereto any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or the Escrow Shares escrowed hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PURCHASER:

CHARDAN HEALTHCARE ACQUISITION CORP.

By:	/s/ Jonas Grossman
Name:	Jonas Grossman
Title:	Member
Telephone:

STOCKHOLDER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as the Stockholder Representative.

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director
Telephone:	(303) 648-4085

ESCROW AGENT:

CONTINENTAL STOCK TRANSFER AND TRUST

By:	/s/ George Dalton
Name:	George Dalton
Title:	Account Administrator
Telephone:	212-845-3291

[Signature Page to Escrow Agreement]

Schedule l

Telephone Number(s) and authorized signature(s) for

Person(s) Designated to give Escrow Shares Transfer Instructions

Name	Telephone Number	Signature

Purchaser:

Stockholder Representative:

Chris Letang	303-957-2855

Casey McTigue	415-363-6081

Lon LeClair	303-222-2078

Paul Koenig	303-957-2850

*	Please complete call-backs in the order indicated above (i.e., call Chris Letang first, Casey McTigue second, etc.)

EXHIBIT A

Shareholder	Escrow Shares
Yeda Research And Development Company Limited	19,340
FutuRx Ltd.	41,171
OrbiMed Israel Incubator LP	64,133
OrbiMed Israel Partners Limited Partnership	132,509
Johnson and Johnson Innovation – JJDC, Inc.	183,158
Takeda Ventures, Inc.	212,137
SBI JI Innovation Fund LP	69,348
Dr. Juerg F. Geigy	23,655
Hans W. Schoepflin Trust	62,833
Stichting Lichfield	62,418
Stichting Administratiekantoor the invisible hand at work	7,747
Health for Life Capital S.C.A. SICAR	60,191
Health for Life Capital FPCI ALPHA Compartment	34,972
MiraeAsset Capital Co., Ltd	35,484
2016 KIF-MIRAE ASSET ICT Venture Fund	17,741
MIRAE ASSET Young Start-Up Investment Fund	17,741
MiraeAsset-Celltrion New Growth Fund I	21,997
8VC Angel Fund I, L.P	34,667
8VC Fund I Associates, L.P	816
8VC Fund I, L.P	86,819
8VC Entrepreneurs Fund I, L.P.	1,412
RMGP Bio-Pharma Investment Fund LP	68,584
Chong Kun Dang Pharmaceutical Corp.	42,865
Handok Inc.	34,292
Rhee, Joo Won	6,858
Rhee, Joo Kyung	5,144
Rhee, Joo Ah	5,144
CFAM 2017 LLC	429
Telmina Ltd.	68,584
KB Investment Co., Ltd	20,575
KB Digital Innovation Investment Fund Limited Partnership	30,863
Baruch Family Revocable Trust	4,731
Elevator Venture Holdings, Ltd.	5,914
Nhaft LLC	2,365
Tamar Lifshitz	1,183
Noa Eliasaf-Shoham	1,183
33Steps Ltd.	1,183
Gigi Levy	3,548
Rafi Gidron	3,812
Guy Harmelin	874
Alon Hirsch	170
Altsuler Shaham Trusts (Behalf of Einat Zisman )	2,210
Altshuler Shaham Trusts Ltd (behalf of Ronald Ellis)	1,103
Altshuler Shaham Trusts Ltd (Behalf of Moshe Talbi)	442
Altshuler Shaham Trusts Ltd (Behalf of Limor Miara)	442
Altshuler Shaham Trusts Ltd (Behalf of Kobi Sudakov)	1,571
Altshuler Shaham Trusts Ltd (Behalf of Boris Vaisman)	2,330
Altshuler Shaham Trusts Ltd (Behalf of Alina Shitrit)	218
TOTAL	1,506,906